EXHIBIT 99.1

NewsRelease

TC PipeLines, LP Reports Strong 2008 Second Quarter Results

CALGARY, Alberta – July 31, 2008 – (Nasdaq: TCLP) – TC PipeLines, LP (the Partnership or PipeLP) today reported second quarter 2008 net income of $19.2 million or $0.47 per common unit (all amounts in U.S. dollars), an increase of $1.5 million or 8 per cent compared to $17.7 million or $0.45 per common unit for the same period last year.

In second quarter 2008, the Partnership received total cash distributions of $50.4 million, of which $24.1 million was received from Great Lakes Gas Transmission Limited Partnership (Great Lakes or GLGT) and $26.3 million was received from Northern Border Pipeline Company (Northern Border or NBPC). The total cash distributions received represent a $1.3 million increase compared to the same quarter last year.

Cash distributions paid by the Partnership were $27.4 million or $0.70 per common unit in second quarter 2008, an increase of $2.5 million compared to $24.9 million or $0.65 per common unit for the same period last year.

“As we report another quarter of solid results for the Partnership, we continue to be very pleased with the financial performance of our underlying pipeline assets,” said Russ Girling, chairman and chief executive officer of TC PipeLines GP, Inc. “On July 22, we increased the quarterly cash distribution to $0.705 per common unit. This cash distribution represents a 7.6 per cent increase over the second quarter 2007 distribution and represents our sixth successive quarterly increase.”

Financial Highlights

	Three months ended		Six months ended
(unaudited)	June 30,		June 30,
(millions of dollars except per common unit amounts)	2008	2007	2008	2007
Net income	19.2	17.7	52.8	37.7
Per common unit (1)	$0.47	$0.45	$1.36	$1.16
Partnership cash flows (2)	46.9	43.9	79.9	64.1
Cash distributions paid	27.4	24.9	53.0	36.2
Cash distributions declared per common unit (3)	$0.705	$0.655	$1.405	$1.305
Weighted average common units outstanding
(millions)	34.9	34.9	34.9	29.8
Common units outstanding at end of period
(millions)	34.9	34.9	34.9	34.9

(1) Net income per common unit is computed by dividing net income, after deduction of the general partner’s allocation, by the weighted average number of common units outstanding. The general partner’s allocation is computed based upon the general partner’s two per cent interest plus an amount equal to incentive distributions.

(2) Partnership cash flows is a non-GAAP financial measure. Refer to the section entitled “Partnership Cash Flows” for further detail.

(3) The Partnership’s 2008 second quarter cash distribution will be paid on August 14, 2008 to unitholders of record as of July 31, 2008.

Net Income
The following net income information is presented to enhance investors’ understanding of the way that management analyzes the Partnership’s financial performance:

The shaded areas in the tables below disclose the results from Great Lakes and Northern Border, representing 100 per cent of each entity's operations for the given period.

	For the three months ended June 30, 2008					For the six months ended June 30, 2008
(unaudited)
(millions of dollars)	PipeLP	TGTC(1)	Other	GLGT(2)	NBPC(3)	PipeLP	TGTC(1)	Other	GLGT(2)	NBPC(3)
Transmission revenues	8.2	8.2	-	67.5	61.3	15.1	15.1	-	147.2	145.1
Operating expenses	(2.3)	(1.1)	(1.2)	(13.7)	(18.8)	(4.5)	(2.3)	(2.2)	(28.8)	(38.2)
	5.9	7.1	(1.2)	53.8	42.5	10.6	12.8	(2.2)	118.4	106.9
Depreciation	(1.7)	(1.7)	-	(14.6)	(15.3)	(3.3)	(3.3)	-	(29.2)	(30.5)
Financial charges, net and other	(7.5)	(1.1)	(6.4)	(8.2)	(9.5)	(15.1)	(2.0)	(13.1)	(16.4)	(19.2)
Michigan business tax	-	-	-	(1.3)	-	-	-	-	(3.0)	-
				29.7	17.7				69.8	57.2
Equity income	22.5	-	-	13.8	8.7	60.6	-	-	32.4	28.2
Net income	19.2	4.3	(7.6)	13.8	8.7	52.8	7.5	(15.3)	32.4	28.2

	For the three months ended June 30, 2007					For the six months ended June 30, 2007
(unaudited)
(millions of dollars)	PipeLP	TGTC(1)	Other	GLGT(2)	NBPC(3)	PipeLP	TGTC(1)	Other	GLGT(2)	NBPC(3)
Transmission revenues	6.7	6.7	-	66.2	68.8	13.6	13.6	-	96.6	148.4
Operating expenses	(2.2)	(1.3)	(0.9)	(15.3)	(22.3)	(4.2)	(2.5)	(1.7)	(21.4)	(40.1)
	4.5	5.4	(0.9)	50.9	46.5	9.4	11.1	(1.7)	75.2	108.3
Depreciation	(1.5)	(1.5)	-	(14.5)	(15.2)	(3.1)	(3.1)	-	(20.4)	(30.5)
Financial charges, net and other	(8.7)	(1.2)	(7.5)	(8.0)	(10.3)	(16.8)	(2.4)	(14.4)	(11.4)	(20.7)
				28.4	21.0				43.4	57.1
Equity income	23.4	-	-	13.1	10.3	48.2	-	-	20.1	28.1
Net income	17.7	2.7	(8.4)	13.1	10.3	37.7	5.6	(16.1)	20.1	28.1

(1) The Partnership owns a 100 per cent general partner interest in Tuscarora Gas Transmission Company (Tuscarora or TGTC) following the acquisition of an additional two per cent interest on December 31, 2007.

(2) The Partnership acquired a 46.45 per cent partner interest in Great Lakes on February 22, 2007.

(3) The Partnership owns a 50 per cent general partner interest in Northern Border. Equity income from Northern Border includes amortization of a $10 million transaction fee paid to the operator of Northern Border at the time of the additional 20 per cent acquisition in April 2006.

Net income increased $1.5 million, or 8 per cent, to $19.2 million in second quarter of 2008, compared to $17.7 million in second quarter of 2007. This increase was primarily due to higher transmission revenues, lower financial charges, net and other, and increased equity income from Great Lakes, partially offset by decreased equity income from Northern Border.

Equity income from Great Lakes was $13.8 million in second quarter of 2008, an increase of $0.7 million or 5 per cent, compared to $13.1 million for the same period last year. The increase in equity income was primarily due to decreased operating expenses and increased transmission revenues, partially offset by the Michigan business tax, a partnership level tax that was instituted in 2008. At Great Lakes’ level, operating expenses decreased $1.6 million for the three months ended June 30, 2008 compared to the same period last year primarily due to the elimination of Michigan Single Business Tax and lower property taxes, offset by increased main engine repairs and pipeline integrity costs. Great Lakes’ transmission revenues increased $1.3 million for the three months ended June 30, 2008 compared to the same period last year due primarily to increased short-term revenues due to increased sales of daily transport capacity. Michigan business tax for the three months ended June 30, 2008 was $1.3 million.

Equity income from Northern Border was $8.7 million in second quarter of 2008, a decrease of $1.6 million or 16 per cent, compared to $10.3 million in the same period last year. The decrease in equity income is primarily due to lower transmission revenues, partially offset by decreased operating expenses and financial charges, net and other. At Northern Border’s level, transmission revenues decreased $7.5 million for the three months ended June 30, 2008 compared to the same period last year due primarily to a decrease in overall volumes sold mainly related to the competition from the western segment of the Rockies Express Pipeline. Northern Border’s operating expenses decreased $3.5 million for the three months ended June 30, 2008 compared to the same period last year primarily due to a $2.3 million transition related charge in 2007 related to the reimbursement for shared equipment and furnishings, and decreased taxes other than income in 2008. Financial charges, net and other decreased by $0.8 million for the quarter ended June 30, 2008 compared to the same period last year mainly due to decreased interest rates.

Tuscarora’s net income was $4.3 million in second quarter of 2008, an increase of $1.6 million or 59 per cent, compared to $2.7 million in the same period last year. The increase in net income is primarily due to the Likely compressor station expansion project that went into service on April 1, 2008.

Other financial charges, net and other of $6.4 million in second quarter of 2008, decreased $1.1 million or 15 per cent, compared to $7.5 million in the same period last year. This decrease is caused by lower average debt outstanding and, to a lesser extent, lower interest rates.

Partnership Cash Flows
The Partnership uses the non-GAAP financial measures ‘Partnership cash flows’ and ‘Partnership cash flows allocated to common units’ as financial performance measures. As the Partnership’s financial performance underpins the availability of cash flows to fund the cash distributions that the Partnership pays to its unitholders, the Partnership believes these are key measures of the available cash flows to its unitholders. The following Partnership cash flows information is presented to enhance investors’ understanding of the way that management analyzes the Partnership’s financial performance. Partnership cash flows and Partnership cash flows allocated to common units are provided as a supplement to financial results and are not meant to be considered in isolation or as substitutes for financial results prepared in accordance with GAAP.

(unaudited)	Three months ended June 30,		Six months ended June 30,
(millions of dollars except per common unit amounts)	2008	2007	2008	2007
Net Income	19.2	17.7	52.8	37.7
Add:
Cash flows provided by Tuscarora's operating activities	4.1	3.2	10.1	8.9
Cash distributions from Great Lakes	24.1	23.6	35.7	23.6
Cash distributions from Northern Border	26.3	25.5	49.4	47.7
Less:
Tuscarora's net income	(4.3)	(2.7)	(7.5)	(5.6)
Equity income from investment in Great Lakes	(13.8)	(13.1)	(32.4)	(20.1)
Equity income from investment in Northern Border	(8.7)	(10.3)	(28.2)	(28.1)
Partnership cash flows	46.9	43.9	79.9	64.1
Partnership cash flows allocated to general partner(1)	(3.0)	(2.2)	(5.4)	(3.0)
Partnership cash flows allocated to common units	43.9	41.7	74.5	61.1
Cash distributions declared	(27.8)	(25.1)	(55.2)	(50.0)
Cash distributions declared per common unit	$0.705	$0.655	$1.405	$1.305
Cash distributions paid	(27.4)	(24.9)	(53.0)	(36.2)
Cash distributions paid per common unit	$0.700	$0.65	$1.365	$1.25

(1) Partnership cash flows allocated to general partner represents the cash distributions paid to the general partner with respect to its two per cent interest plus an amount equal to incentive distributions.

Partnership cash flows increased $3.0 million, or 7 per cent, to $46.9 million for second quarter of 2008, compared to $43.9 million for the same period last year. This increase was primarily due to higher cash distributions received from Great Lakes and Northern Border, increased cash flows provided by Tuscarora’s operating activities and lower financial charges, net and other at the Partnership level. Cash distributions from Great Lakes and Northern Border increased by $1.3 million in total for the three months ended June 30, 2008 compared with the same period last year. Cash flows provided by Tuscarora’s operating activities increased by $0.9 million for quarter ended June 30, 2008 compared with the same period last year primarily due to the financial results from the Likely compressor station expansion project that went into service on April 1, 2008.  Costs at the Partnership level decreased by $0.8 million for quarter ended June 30, 2008 compared with the same period last year primarily due to decreased financial charges, net and other, as a result of lower average debt outstanding and, to a lesser extent, lower interest rates.

During the three months ended June 30, 2008, the Partnership made capital expenditures of $0.9 million related to Tuscarora’s compressor station expansion project in Likely, California. In April 2007, the Partnership made a contribution of $7.5 million to Northern Border, representing the Partnership’s 50 per cent share of a $15.0 million cash call issued by Northern Border. In May 2007, the Partnership reimbursed TransCanada $2.8 million for third party costs related to the Partnership’s acquisition of its interest in Great Lakes.

The Partnership paid distributions of $27.4 million in second quarter of 2008, an increase of $2.5 million, or 10 per cent, compared to $24.9 million for the same period in the prior year due to increases in quarterly per common unit distribution amounts. The Partnership also repaid $16.3 million of the outstanding balance on its debt during second quarter of 2008.

Conference Call
Analysts, members of the public, the media and other interested parties are invited to participate in a teleconference and audio webcast on Thursday, July 31, 2008 at 9:00 a.m. (Mountain) and 11:00 a.m. (Eastern). Mark Zimmerman, president of the general partner, will discuss second quarter 2008 financial results and general developments and issues concerning the Partnership followed by a question and answer session for the investment community and media. To participate, please call (866) 225-0198. A replay of the conference call will also be available two hours after the conclusion of the call and until midnight (Eastern) on Thursday, August 7, 2008, by dialing (800) 408-3053, then entering pass code 3266673#.

A live webcast of the conference call will also be available through the Partnership’s website at www.tcpipelineslp.com. An audio replay of the call will be available on the website.

TC PipeLines, LP is a publicly traded limited partnership. TC PipeLines, LP has interests in more than 3,600 miles of federally regulated U.S. interstate natural gas pipelines, including Great Lakes Gas Transmission Limited Partnership (46.45 per cent ownership), Northern Border Pipeline Company (50 per cent ownership) and Tuscarora Gas Transmission Company (100 per cent ownership). Great Lakes is a 2,115-mile pipeline serving markets in Minnesota, Wisconsin, Michigan and eastern Canada. The 1,249-mile Northern Border Pipeline transports natural gas from the Montana-Saskatchewan border to markets in the midwestern United States. Tuscarora owns a 240-mile pipeline system that transports natural gas from Oregon where it interconnects to TransCanada’s Gas Transmission Northwest System. TC PipeLines, LP is managed by its general partner, TC PipeLines GP, Inc., an indirect wholly owned subsidiary of TransCanada Corporation. TC PipeLines GP, Inc., also holds common units of TC PipeLines, LP. Common units of TC PipeLines, LP are quoted on the NASDAQ Stock Market and trade under the symbol “TCLP.” For more information about TC PipeLines, LP, visit the Partnership’s website at www.tcpipelineslp.com.

Cautionary Statement Regarding Forward-Looking Information

This news release may include forward-looking statements regarding future events and the future financial performance of TC PipeLines, LP. Words such as “believes,” “expects,” “intends,” “forecasts,” “projects,” and similar expressions identify forward-looking statements. All forward-looking statements are based on the Partnership’s current beliefs as well as assumptions made by and information currently available to the Partnership. These statements reflect the Partnership’s current views with respect to future events. The Partnership assumes no obligation to update any such forward-looking statement to reflect events or circumstances occurring after the date hereof. Important factors that could cause actual results to materially differ from the Partnership's current expectations include results of the Bison Pipeline Project Open Season and whether or not Northern Border proceeds with the project, regulatory decisions, particularly those of the Federal Energy Regulatory Commission and the Securities and Exchange Commission, the ability of Great Lakes and Northern Border to recontract their available capacity at maximum rates, its ability to identify accretive growth opportunities, operational decisions of Northern Border’s and Great Lakes’ operator, the failure of a shipper on any one of the Partnership’s pipelines to perform its contractual obligations, supply of natural gas in the Western Canada sedimentary basin and in competing basins, such as the Rocky Mountains, future demand for natural gas, overcapacity in the industry, costs related to the Partnership’s pipeline systems’ pipeline integrity programs, and other risks inherent in the transportation of natural gas as discussed in the Partnership’s filings with the Securities and Exchange Commission, including the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2007 and the Partnership’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008.

Media Inquiries:	Shela Shapiro / Cecily Dobson	(403) 920-7859 (800) 608-7859
Unitholder and Analyst Inquiries:	Myles Dougan	(877) 290-2772 investor_relations@tcpipelineslp.com

TC PipeLines, LP
Financial Summary

Consolidated Statement of Income

(unaudited)	Three months ended June 30,		Six months ended June 30,
(millions of dollars except per common unit amounts)	2008	2007	2008	2007

Equity income from investment in Great Lakes	13.8	13.1	32.4	20.1
Equity income from investment in Northern Border	8.7	10.3	28.2	28.1
Transmission revenues	8.2	6.7	15.1	13.6
Operating expenses	(2.3)	(2.2)	(4.5)	(4.2)
Depreciation	(1.7)	(1.5)	(3.3)	(3.1)
Financial charges, net and other	(7.5)	(8.7)	(15.1)	(16.8)
Net income	19.2	17.7	52.8	37.7

Net income allocation
Common units	16.4	15.6	47.4	34.6
General partner	2.8	2.1	5.4	3.1
	19.2	17.7	52.8	37.7

Net income per common unit	$0.47	$0.45	$1.36	$1.16

Weighted average common units outstanding (millions)	34.9	34.9	34.9	29.8

Common units outstanding, end of the period (millions)	34.9	34.9	34.9	34.9

Operating Results	Three months ended June 30,		Six months ended June 30,
(unaudited)	2008	2007	2008	2007
Great Lakes(1)
Volumes:
Gas delivered (million cubic feet)	188,447	197,361	410,862	295,410
Average throughput (million cubic feet per day)	2,071	2,169	2,258	2,308
Capital Expenditures (millions of dollars):
Maintenance	2.6	4.2	5.1	4.8
Northern Border
Volumes:
Gas delivered (million cubic feet)	145,437	187,213	362,523	387,201
Average throughput (million cubic feet per day)	1,620	2,105	2,036	2,192
Capital Expenditures (millions of dollars):
Maintenance	4.2	6.8	4.9	7.2
Growth	2.7	-	3.1	-
Tuscarora
Volumes:
Gas delivered (million cubic feet)	5,840	4,051	15,564	14,080
Average throughput (million cubic feet per day)	64	45	86	77
Capital Expenditures (millions of dollars):
Growth	0.9	2.9	4.5	3.5

(1) The summary information provided for Great Lakes in the "Six months ended June 30, 2007" column pertains to the period after acquisition of February 23 to June 30, 2007.